UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934  (Amendment No. __)

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

HILLIARD-LYONS GOVERNMENT FUND, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

D.F. King & Co., Inc.

Telephone Script

Hilliard Lyons Government Fund

Introduction

Hello, Mr./Ms. (Shareholder).  My name is ___________, calling from D.F. King & Co., on behalf of  Hilliard Lyons. I’m calling to follow-up on Hilliard Lyons Government Fund’s recent distribution of proxy materials.

Mr. /Ms________, this conversation is being recorded for quality control purposes.

 Have you received the materials for  Hilliard Lyons Government Fund’s Special Shareholder Meeting scheduled for March 31, 2008?

IF NO – Then help the shareholder obtain the material he/she requires. We will send the materials directly. Make sure the address is correct, make any necessary corrections, and code the disposition as “14” or “15”.

IF YES – The Fund’s Board is asking you to consider a proposal to approve a new investment advisory agreement  as set forth in the proxy statement dated February 22, 2008.  The Fund’s Board recommends that you vote in favor of this proposal.  For your convenience, I can record your vote over the telephone right now.  Will that be okay?

IF YES - Do you have any questions before we proceed?

Take time to answer all questions carefully.  Do not give advice.  Remind the shareholder that the fund’s Board has recommended that he/she vote in favor of the proposal. Questions should only be addressed by referring to the proxy statement and reading the appropriate sections.

Good, Let’s proceed.  Your vote will be recorded.  I will ask you for your full name and address of record and ask you to confirm that you have received the Fund’s proxy materials and have authority to vote the shares.  You will be mailed a letter confirming your vote which will provide instructions should you later decide to change your vote.

IF NO – Do you have any questions that I may answer?

Take time to answer all questions carefully.  Do not give advice.  Remind the shareholder that the fund’s Board has recommended that he/she vote in favor of the proposal.  Most questions can be addressed by referring to the proxy statement and reading the appropriate sections.

Your vote is important. Please vote by signing, dating and promptly mailing your proxy card in the envelope provided.  If you prefer, you can also vote by internet or touch-tone telephone.  Simply follow the easy instructions sent with your proxy materials.

Begin the Vote

 My name is __________, calling from D.F. King & Co. on behalf of Hilliard Lyons Government Fund. Today’s date is __________ and the time is __________.

May I please have your full name as your account is registered?  (If shareholder is an entity: May I please have the name of your entity, and your name and title)  Please confirm that you are authorized to direct the voting of these Hilliard Lyons Government Fund’s shares?

May I please have your address of record?

Have you received the Fund’s Proxy materials for its March 31 Meeting?

If the shareholder answers “no” offer to take their name and address and mail the proxy statement.

Actual Voting

The Fund’s Board is asking you to consider a proposal to approve a new investment advisory agreement, Proposal #1 as listed in your proxy, and it recommends a vote FOR the proposal. Would you like to vote all of your shares as recommended by the Board in favor of this proposal?

 If you are required to read the proposal individually, end each proposal by saying, “The Board recommends that you vote in favor.  How would you like to vote?”  The valid responses are

F = For proposal.

A = Against proposal.

B = Abstain.

Closing

I have recorded your vote(s).  You have voted For/Against/Abstain Proposal #1.  Is that correct? Great. D.F. King will submit your voting instructions to the Hilliard Lyons Government Fund as your voting agent.  In the next 72 hours, we will mail you a letter confirming your vote.  If you wish to change your vote for any reason, please call us at the phone number listed in the letter or follow the instructions in your proxy statement.  Thank you for your time, and good bye.

Answering Machine Message

Hello, I’m calling regarding your investment in the Hilliard Lyons Government Fund. You should have recently received proxy materials in the mail concerning the Fund’s March 31, 2008 Special Meeting of Shareholders.

Your vote is important. Please sign, date and promptly mail your proxy in the postage paid envelope provided.

Internet or touch-tone telephone voting also is available. Please follow the instructions included with your proxy materials.

If you have any questions, require assistance or need new proxy materials, please call D.F. King, which is assisting your Fund, at 1-800-207-3158.

Thank you.